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                                                                    Exhibit 23.1
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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Rubbermaid Incorporated:

We consent to the incorporation by reference in Newell Co.'s Form S-3 Registration Statement File Nos. 333-53039, 333-47261 and 33-64225, of our report dated January 30, 1998, with respect to the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the Form 8-K of Newell Co. dated November 20, 1998.

/s/ KPMG Peat Marwick LLP


Cleveland, Ohio
November 20, 1998